Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

ANNOUNCES EXPANSION OF ITS STOCK BUYBACK PLAN

AUSTIN, TEXAS, October  14, 2008 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced that its Board of Directors had authorized an increase in the APS  stock buyback plan of  $4,000,000 for future purchases of  the Company’s outstanding common shares.

Mr. Ken Shifrin, Chairman of the Board said, “With APS’ strong balance sheet and continuing high levels of income and cash flow, our board decided to take advantage of current market disruptions by expanding our stock buy back program.  This addition brings the total authorized for repurchases to approximately $5,000,000.  Since announcing our formal buyback plan in August 2004, we have purchased approximately $10,000,000 of our shares at an average price of approximately $16.05 per share.  With book value currently exceeding $18.00 per share and growing, this has proven to be a significant benefit to long-term shareholders.  Our strong financial fundamentals and low debt continue to allow us to follow this path without jeopardizing our ability to aggressively pursue expansion opportunities.    We are happy to announce the continuation of this program.”

APS is an insurance and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance for doctors and other healthcare professionals and brokerage and investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888